Exhibit 99.1

I, Karl I. Fredericks, certify that to my knowledge the Form 11-K for the Marriott International, Inc. Employees’ Profit Sharing, Retirement and Savings Plan and Trust (the “Plan”) for the years ended December 31, 2002 and December 28, 2001, fully complies with the requirements of Section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78o(d)) and that the information contained in the Form 11-K fairly presents, in all material respects, the financial condition of the Plan as of, and for, the periods presented in the annual report.

June 20, 2003

/s/ Karl I. Fredericks

Karl I. Fredericks

Plan Administrator,

Marriott International, Inc. Employees’ Profit Sharing,

Retirement and Savings Plan and Trust